[IEC Electronics Corp. Logo]

                                  EXHIBIT 99.1

        IEC Announces Fourth Quarter and Year End Results for Fiscal 2005

Newark, NY - November 23, 2005 - IEC Electronics Corp. (IECE.OB) announced today its results for the fourth quarter and fiscal year ending September 30, 2005.

IEC reported net income of $52,000 or $0.01 per share on revenue of $4.1 million for the quarter. This compares to a net income of $62,000 or $0.01 per share on revenue of $7.7 million for the same quarter a year ago.

IEC's net income for fiscal 2005 was $285,000 or $0.03 per share on revenue of $19.1 million. This compares to a net loss of ($828,000) or ($0.10) per share on revenue of $27.7 million, for fiscal year 2004.

W. Barry Gilbert, Chairman of the Board and CEO, stated, "Our fourth quarter profits were modest; however, we are very pleased and encouraged with the progress we are making. We have reshaped this business for the future. We are adding new customers at the best rate in probably five years. The prospect list is large and growing. The previous account concentration and the risk associated with two accounts representing 90% of our revenue has been significantly reduced, and now, no one account represents more than 20% of our revenue. While new accounts take time to reach full production levels, we believe the Company's positive momentum will continue and have confidence that IEC will see higher sales for fiscal 2006.

Gilbert continued, "We are pleased to report that the Company's long-term debt, including the current portion of long-term debt, at year end is below $1 million. We have aggressively paid down our debt in order to strengthen our financial position and improve our liquidity. The improved financial position has enabled us to support the growth of our existing customers and to pursue new ones. "

IEC is a full service, ISO-9001 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's forth quarter 2004 results can be found on its web site at www.iec-electronics.com/news.php.


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The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2004 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:
Heather Keenan
IEC Electronics Corp.
(315) 332-4262
hkeenan@iec-electronics.com